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                                                                      EXHIBIT 12

                  VERIZON COMMUNICATIONS INC. AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
                              (Dollars in Millions)

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                                                                                  Years Ended December 31,
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                                                                2000         1999 *         1998 *        1997 *         1996 *
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
Income before provision for income taxes,
   extraordinary items, and cumulative effect of
   changes in accounting principles                          $17,819        $13,168         $8,801        $8,306         $9,147
Minority interest                                                216             79            182           164            268
Equity in (income) loss from unconsolidated
   businesses                                                 (3,792)          (511)           216           (48)          (202)
Dividends from unconsolidated businesses                         215            336            353           304            268
Interest expense, including interest related to
   lease financing activities                                  3,502          2,638          2,746         2,510          2,210
Portion of rent expense representing interest                    351            336            340           324            308
Amortization of capitalized interest                              52             33             25            19             12
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Income, as adjusted                                          $18,363        $16,079        $12,663       $11,579        $12,011
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Fixed charges:
Interest expense, including interest related to
   lease financing activities                                 $3,502         $2,638         $2,746        $2,510         $2,210
Portion of rent expense representing interest                    351            336            340           324            308
Capitalized interest                                             230            146            117           129            190
Priority distributions                                             -              -              -            19             58
Preferred stock dividend requirement                              26            106            119           116            121
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Fixed Charges                                                 $4,109         $3,226         $3,322        $3,098         $2,887
                                                        =========================================================================

Ratio of Earnings to Fixed Charges                              4.47           4.98           3.81          3.74           4.16
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*  Restated to reflect the merger of Bell Atlantic and GTE completed on June 30,
   2000 and accounted for as a pooling-of-interests.